Exhibit 10.4

FIRST AMENDMENT TO LEASE

THIS First Amendment to Lease (“Amendment”) is made and entered into effective as of December 10, 2013 (the “First Amendment Effective Date”), by and between 888 BRANNAN LP, a Delaware limited partnership (“Landlord”), and AIRBNB, INC., a Delaware corporation (“Tenant”).

1.    Recitals.

1.1    Lease. Landlord and Tenant are parties to that certain Office Lease dated as of April 26, 2012 (the “Lease”), for l69,538 square feet of Rentable Area in that certain building known as 888 Brannan Street, San Francisco, California (the “Building”), comprised of (i) 97,507 square feet of Rentable Area on the third (3rd) floor of the Building (referred to herein as the “Third Floor Space”), (ii) 59,098 square feet of Rentable Area on the fourth (4th) floor of the Building (referred to herein as the “Fourth Floor Space”), and (iii) 12,933 square feet of Rentable Area on the fifth (5th) floor of the Building (referred to herein as the “Fifth Floor Space”), all as more particularly described in the Lease. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings given them in the Lease.

1.2    Tenant Improvement Allowance. Tenant has the right to construct improvements in the Premises upon and subject to the terms and conditions of Exhibit “C” to the Lease (the “Work Letter”). Section 3.1 (a) of the Work Letter states that Landlord shall provide Tenant an allowance (the “Tenant Improvement Allowance”) equivalent, on a dollar-for-dollar basis, to the amount of Tenant’s own funds expended by Tenant for the cost of design (subject to the limitations set forth in Section 3.1 of the Work Letter), permitting and construction of the Tenant Improvements (“Tenant’s Contribution”), provided that (i) in no event shall the total Tenant Improvement Allowance provided by Landlord exceed $42.00 per square foot of Rentable Area of the Premises, and (ii) Landlord shall not be obligated to provide any Tenant Improvement Allowance with respect to Rentable Area of the Premises that is not built-out by Tenant to at least the Building Standard (as defined in, and as applicable pursuant to, Section 3.2 of the Work Letter). Section 3.1 (b) of the Work Letter states that Landlord shall not be obligated to disburse any Tenant Improvement Allowance after December 31, 2013 (herein, the “Allowance Deadline”).

1.3    Current Status of Tenant Improvements. As of the date of this Amendment, Tenant has completed the Tenant Improvements in the Fourth Floor Space and the Fifth Floor Space, and Tenant has taken occupancy of the Fourth Floor Space and the Fifth Floor Space. Tenant has not submitted any plans for the Third Floor Space to Landlord, and Tenant has informed Landlord that Tenant does not desire to build-out the Third Floor Space at this time. In connection therewith, Tenant has requested that Landlord extend the Allowance Deadline for one (1) year with respect to the Third Floor Space.

1.4    Amendment. Landlord has agreed to grant the foregoing extension request in consideration of the covenants and agreements of Tenant set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals which are incorporated herein by reference and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Lease as follows:

2.    Build-Out of Third Floor Space.

(a)    Tenant shall provide Landlord with a Preliminary TI Plan for the Third Floor Space no later than April 30, 2014. The process for Landlord’s approval of such Preliminary TI Plan shall be as set forth in Section 2.1 (a) of the Work Letter. Subject to delays, if any, in Landlord’s review and approval of the Preliminary TI Plan for the Third Floor Space, Tenant shall provide Landlord with a Final TI Plan for the Third Floor Space no later than May 31, 2014. The process for Landlord’s approval of such Final TI Plan shall be as set forth in Section 2.1 (b) of the Work Letter.

(b)    As set forth in Section 3.1(a) of the Work Letter, in no event shall the total Tenant Improvement Allowance which Landlord is obligated to provide exceed $42.00 per square foot of Rentable Area of the Premises (i.e., a maximum of $4,095,294 with respect to Tenant Improvement Costs pertaining to the Third Floor Space). The aforementioned $4,095,294 is referred to herein as the “Third Floor Portion of the Allowance.” The Third Floor Portion of the Allowance shall be disbursed in accordance with Section 3.1 of the Work Letter. By way of example, if in a particular month Tenant incurs One Hundred Thousand Dollars ($100,000) of Tenant Improvement Costs for the build-out of the Third Floor Space, Fifty Thousand Dollars ($50,000) thereof shall be paid for by Tenant as Tenant’s Contribution and the remaining Fifty Thousand Dollars ($50,000) shall be paid for from the Third Floor Portion of the Allowance. In no event shall Landlord be obligated to disburse any of the Third Floor Portion of the Allowance until after December 31, 2013.

(c)    Tenant shall cause Substantial Completion of the Tenant Improvements in the Third Floor Space to occur no later than November 30, 2014. “Substantial Completion of the Third Floor Space” shall mean that (i) Tenant has built-out the Third Floor Space to at least the Building Standard (as applicable pursuant to Section 3.2 of the Work Letter), pursuant to Construction Drawings approved by Landlord, with the exception of any punch list items, and received a temporary certificate of occupancy (or its equivalent) with respect to the Third Floor Space, and (ii) Tenant has spent at least Four Million Ninety-Five Thousand Two Hundred Ninety-Four Dollars ($4,095,294) (herein, the “Required Third Floor Amount”) of Tenant’s own funds (i.e., exclusive of the Third Floor Portion of the Allowance) on the design (subject to the limitations set forth in Section 3.1 of the Work Letter), permitting and construction of the Tenant Improvements to the Third Floor Space. Tenant shall provide Landlord with copies of paid receipts or other documentation reasonably acceptable to Landlord to evidence Tenant’s expenditure of the Required Third Floor Amount.

(d)    The Allowance Deadline is hereby extended from December 31, 2013 to December 31, 2014, with respect to Tenant Improvement Costs directly pertaining to the Third Floor Space only. The Allowance Deadline of December 31, 2013 shall remain in effect with respect to Tenant Improvement Costs pertaining to the Fourth Floor Space and Fifth Floor Space.

3.    Intentionally Omitted.

4.    No Change In Commencement Date. Notwithstanding that Tenant has elected to build-out the Third Floor Space at a later date, Landlord and Tenant hereby stipulate and agree that the Commencement Date with respect to the entire Initial Premises occurred on April 1, 2013.

5.    Letter of Credit Parent Guarantor. Tenant previously requested that Landlord approve Morgan Stanley Senior Funding, Inc. as the issuer of the LC required by Article 6 of the Lease, together with a guaranty of the LC by Morgan Stanley, a Delaware corporation (herein, “Parent Guarantor”), and Landlord granted such approval based on the credit of the Parent Guarantor. However, in the event that the credit rating of the Parent Guarantor falls below A- as assessed by Standard and Poors Rating Service or below “A” as assessed by Fitch Ratings, Tenant shall, no later than twenty (20) business days after notice from Landlord to Tenant of such downgrade, provide Landlord with a replacement LC from another issuer meeting the requirements of Article 6 of the Lease, and otherwise in compliance with the requirements thereof. In no event shall Landlord’s approval of the form of LC provided by Morgan Stanley Senior Funding, Inc. be deemed a waiver of Landlord’s right under Article 6 of the Lease to require that any future LCs be in substantially the form attached to the Lease as Exhibit F.

6.    Financial Statements. Tenant hereby represents and warrants to Landlord that as of the First Amendment Effective Date, (a) the 2011 audited financial statements previously provided to Landlord are the most recent period for which an independent audit has been completed; there have been no additional subsequent events deemed material by management which would warrant disclosure if such audited financial statements were to be reissued today, (b) Tenant anticipates providing Landlord with its 2012 audited financial statements on or before December 31, 2013, (c) at December 31, 2012, Tenant held cash, exclusive of cash held on behalf of hosts, of approximately $198 million, (d) at October 31, 2013, Tenant held cash, exclusive of cash held on behalf of hosts, of approximately $198 million, indicating an implied cash use for the first ten months of 2013 of less than $1 million, (e) there has not been a material adverse change to the 2013 Airbnb Income Statement-Bookings Basis provided to Landlord in February 2013, and (f) no material adverse change in Tenant’s net worth has occurred since December 31, 2012 or February 5, 2013.

7.    Atrium. Tenant and Landlord are parties to that certain Letter Agreement dated April 26, 2012, and that certain Letter Agreement dated November 7, 2012, pertaining to the Atrium (as defined therein). Tenant acknowledges and agrees that construction of the Atrium was not completed by the Commencement Date. Tenant hereby waives and releases Landlord from any claims regarding delay in construction of the Atrium beyond the Commencement Date.

8.    March 5th Letter. Tenant delivered a letter to Landlord dated March 5, 2013 (the “March 5th Letter”) which contained certain allegations against Landlord including, without limitation, claims of Landlord Delay. Landlord responded to Tenant with a letter dated March 26, 2013. In consideration of Landlord’s agreement to extend the Allowance Deadline as set forth in this Amendment, Tenant hereby retracts all of its allegations set forth in the March 5th Letter, and waives, releases and fully discharges Landlord from all liabilities, claims and demands set forth in the March 5th Letter, and Tenant agrees that no Landlord Delay whatsoever has occurred. Tenant shall not make any further allegations of Landlord Delay against Landlord. Sections 2.1(b) and (c) of the Lease are hereby deleted in their entirety and of no force and effect.

9.    Miscellaneous.

9.1    Lease Ratified. Except as specifically amended or modified in this Amendment, each and every term, covenant, and condition of the Lease is hereby ratified and shall remain in full force and effect.

9.1.1    Tenant acknowledges and agrees that Landlord has performed all of its obligations required to be performed under the Work Letter with respect to the Fourth Floor Space and the Fifth Floor Space as of the First Amendment Effective Date.

9.1.2    With respect to the Third Floor Space, as of the First Amendment Effective Date, Landlord has reviewed the condition of the Third Floor Space with Tenant’s representative, and Landlord and Tenant have reasonably and in good faith agreed that the scope of work described in Exhibit A to this Amendment (the “Landlord Third Floor Work”) shall, once completed, satisfy all requirements of Schedule 1 to the Work Letter.

9.1.3    Tenant acknowledges and agrees that subject to Landlord’s completion of the Landlord Third Floor Work, the Third Floor Space is in the Delivery Condition and Landlord has performed all of its obligations required to be performed under the Work Letter with respect to the Third Floor Space as of the First Amendment Effective Date. Landlord will cause the Landlord Third Floor Work to be completed no later than May 31, 2014 (i.e., the deadline for Tenant’s submittal of its Final TI Plan for the Third Floor Space pursuant to Section 2(a) above).

9.1.4    To Tenant’s actual knowledge as of the First Amendment Effective Date, Landlord is not in default under the Lease, and there do not exist any circumstances which, with the passage of time or giving of notice, or both, would constitute a default by Landlord.

9.1.5    Notwithstanding anything to the contrary in the Work Letter, with respect to Tenant’s performance of the MEP Infrastructure pertaining to the Third Floor Space, Tenant is not obligated to contract with Landlord’s general contractor.

9.2    No Waiver. This Amendment shall not be construed as a waiver by a party hereto of any terms and conditions of the Lease other than those expressly described herein.

9.3    Successors. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and permitted assigns.

9.4    Governing Law. This Amendment shall be interpreted and construed in accordance with the law of the State of California.

9.5    California Civil Code Section 1938. As of the date of this Lease, the Premises, Building and Project have not been inspected by a Certified Access Specialist as referred to in Section 1938 of the California Civil Code.

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9.6    Counterparts. This Amendment may be executed in one or more counterparts, and each set of duly delivered identical counterparts which includes all signatories shall be deemed to be one original document.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the First Amendment Effective Date.

LANDLORD:

888 BRANNAN LP, a Delaware limited partnership

By:	888 GP, LLC, a Delaware limited liability company, its General Partner

	By:	/s/ Stuart J.S. Gulland
Stuart J.S. Gulland
President

TENANT:

AIRBNB, INC.,
a Delaware corporation

By:	/s/ Brian Chesky
Name:	Brian Chesky
Title:	Co-Founder & CEO

By:	/s/ Joe Gebbia
Name:	Joe Gebbia
Title:	Co-Founder & CPO